NEWS RELEASE

FOR IMMEDIATE RELEASE

Preliminary Results Indicate NTL Incorporated Rights Offering Is Fully Subscribed

NEW YORK, NEW YORK, NOVEMBER 19, 2003 — NTL Incorporated (Nasdaq: NTLI) today announced the preliminary results of its rights offering, which expired at 5:00 p.m., New York City time, on November 17, 2003.

The subscription agent has informed NTL that, based on a preliminary tabulation, the shares of common stock exercised under the basic subscription privilege, together with over-subscription exercises, have resulted in subscriptions substantially in excess of the 35,750,000 shares of common stock NTL offered pursuant to the rights offering. The subscription agent is tabulating and verifying these exercises, including those exercises made pursuant to guaranteed delivery procedures. NTL will announce final numbers when they are available from the subscription agent.

Upon completion of the rights offering, NTL will issue the additional shares of common stock and receive approximately £840 million ($1,370 million) in net proceeds. The net proceeds will be used as follows:

•	£363 million ($599.7 million) to repay in full all of our obligations under our 19% Senior Secured Notes due in 2010, which we refer to as our Exit Notes;

•	Approximately £373 million ($616.2 million), together with cash on hand of approximately £42 million ($69.1 million), as a permanent repayment in full of all of our obligations under our working capital facility;

•	£62 million ($102.7 million) as inter-company funding to our subsidiary NTL Communications Ltd.; and

•	the balance for general corporate purposes.

Commenting on the news, Simon Duffy, Chief Executive Officer of NTL, said:

“I am delighted with the success of our rights offering. Upon completion, we will significantly reduce our debt levels and generate annual cash interest savings of approximately £125 million ($206 million). This is great news for the business and positions us extremely well to execute our future growth plans.”

If shares remain available for issuance under the over-subscription privilege after all exercises under the basic subscription are counted, these shares will be allocated among those persons who properly exercised their over-subscription privilege in accordance with the allocation procedures described in the prospectus for the rights offering. This allocation will be announced as soon as practicable.

Ends

For more information contact:

Investor Relations:

US: Patti Kraft Leahy, +1 610 667 5554
UK: Virginia Ramsden, +44 (0)20 7967 3338

Media:

Alison Kirkwood, +44 (0)1256 752 662 / (0)7788 186 154
Justine Parrish, +44 (0)20 7746 4096 / (0)7966 421 991

Buchanan Communications
Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000